EXHIBIT (a)(6)




         Millennium Cell Inc. - Form of Email Reminder to Option Holders



Dear Option Holder:

         This notice relates to the Company's offer to exchange (the "Offer") certain outstanding options (the "Options") that were granted under the Millennium Cell Inc. 2000 Amended and Restated Stock Option Plan (the "Plan") for restricted shares of common stock (the "Restricted Stock") which the Company will issue under the Plan. The Offer will expire at midnight, Eastern Standard Time, on August 19, 2003 (the "Expiration Date").

        The following relates to Option Holders who have tendered options:

        We have received your Election Form advising us that you wish to participate in the Offer. Please note that you may still withdraw your tendered options in accordance with the terms of the Offer by delivering a Notice to Withdraw from the Offer at any time before the Expiration Date. This notice does not constitute an acceptance of your options for exchange. You will be notified as to whether we have accepted all properly tendered options for exchange after the Expiration Date.

        The following relates to Option Holders who have returned an Election Form declining to tender options:

        We have received your Election Form, in which you indicate that you are declining to tender options pursuant to the Offer. Please be advised that you may still decide to participate by delivering a new Election Form to George Zalepa by fax at (732) 542-4010 or by hand delivery at any time before the Expiration Date.

        The following relates to Option Holders who have not returned an Election Form:

        We have not received your Election Form responding to the Offer. Whether you accept the Offer or not, you need to complete and deliver the Election Form to George Zalepa by fax at (732) 542-4010 or by hand delivery before the Expiration Date. If we have not received your Election Form by the Expiration Date, you will be deemed to have rejected the Offer.

        If you have any questions about the Offer, please send an e-mail to George Zalepa or call Mr. Zalepa at (732) 544-5707.